Exhibit 99.1

First Foundation Inc. to Acquire TGR Financial, Inc. and Its Bank Subsidiary, First Florida Integrity Bank

●	Strategic acquisition will expand First Foundation’s banking and trust services in Florida
●	First Foundation Bank to have more than $9.4 billion in assets on a pro forma basis

Dallas, TX & Naples, FL – June 3, 2021 – First Foundation Inc. (NASDAQ: FFWM) (“First Foundation”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, and TGR Financial, Inc. (OTCQX: TGRF), today jointly announced the execution of a definitive agreement under which TGR Financial will merge into First Foundation in an all-stock transaction valued at approximately $295 million, or $15.23 per TGR Financial share, based on the closing price of First Foundation’s common stock on May 28, 2021.

TGR Financial Inc. (“TGRF”) is the holding company of First Florida Integrity Bank, a Florida state-chartered bank with $2.3 billion in total assets as of March 31, 2021 and seven branch offices located in Southwest Florida. Immediately following the merger of TGR Financial with and into First Foundation, First Florida Integrity Bank will merge with and into First Foundation Bank. The transaction will increase First Foundation’s total bank assets to approximate $9.4 billion on a pro forma basis as of March 31, 2021.

“This strategic acquisition provides First Foundation an excellent opportunity to expand into a highly desirable market,” said Scott F. Kavanaugh, CEO of First Foundation. “First Florida Integrity Bank has built a valuable banking franchise and we are committed to continuing its legacy by serving the needs of all its clients and enhancing its offering with our broad platform of services, as well as supporting programs available to local nonprofits in the bank’s local communities. This acquisition highlights our desire to continue growing our business in markets with attractive demographic and economic trends and we are excited to have a regional presence spanning from coast to coast.”

Gary L. Tice, Chairman and CEO of TGR Financial added, “We are pleased that we have aligned with an organization that will expand resources to our clients, offering First Foundation’s integrated banking and wealth management services through our local team. Because of its financial strength, profitable history, and with much of its growth still before it, First Foundation makes for an ideal partner for our clients, employees, and shareholders.”

Under the terms of the definitive agreement, upon consummation of the transaction, each TGR Financial shareholder will receive 0.6068 of a share of First Foundation common stock for each share of TGR Financial common stock or TGR Financial Series A non-voting convertible preferred stock. In total, TGR Financial shareholders will own approximately 20.2% of the outstanding shares of First Foundation’s common stock immediately following the consummation of the transaction.

The definitive agreement was unanimously approved by the Board of Directors of each company. The transaction is expected to close in the second half of 2021 and is subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and approvals from First Foundation stockholders, and TGR Financial shareholders. Upon closing of the transaction, TGR Financial’s Chairman and CEO, Gary L. Tice, will join the First Foundation board of directors. TGR Financial’s directors and executive officers and certain shareholders have entered into agreements with First Foundation pursuant to which they committed to vote their shares, which represent approximately 46.1% of TGR Financial’s issued and outstanding common stock, in favor of the acquisition.

This will become the sixth acquisition for First Foundation, which acquired Premier Business Bank in Los Angeles on December 19, 2017, Community 1st Bank in the Greater Sacramento area on November 10, 2017, two branches in Seal Beach and Laguna Hills from Pacific Western Bank on December 12, 2016; Pacific Rim Bank in Honolulu on June 16, 2015, and Desert Commercial Bank in Palm Desert on August 15, 2012.

For additional information about the proposed acquisition of TGR Financial, shareholders are encouraged to carefully read the definitive agreement that was filed with the Securities and Exchange Commission (“SEC”) today. In connection with the announcement of the transaction, an investor presentation will be filed with the SEC and made available on First Foundation’s website.

D.A. Davidson & Co. served as financial advisor to First Foundation and Sheppard Mullin Richter & Hampton LLP served as legal counsel. Truist Financial and Swan Hill Advisors, LLC served as financial advisors to TGR Financial and Smith Mackinnon, PA and Smith Gambrell & Russell LLP served as legal counsel.

About First Foundation

First Foundation, Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial services and the products along with personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Services are offered through bank and/or wealth management branch offices in California, Texas, Nevada, and Hawaii. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

About TGR Financial

TGR Financial, Inc. is the parent company for First Florida Integrity Bank. First Florida Integrity Bank offers a full suite of banking services designed to meet the needs of both personal and commercial customers.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to First Foundation's current expectations regarding the proposed merger and its business plans and expectations. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by First Foundation with the Securities and Exchange Commission ("SEC") The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; changes in First Foundation's or TGR Financial's stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the definitive agreement; the risk that the benefits from the proposed merger may not be fuIIy realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Foundation and TGR Financial operate; the ability to promptly and effectively integrate the businesses of First Foundation and TGR Financial; reputational risks and the reaction of the companies' customers, employees and counterparties to the proposed merger; diversion of management time on merger-related issues; lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm First Foundation's or TGR Financial's business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger; and other risks that are described in First Foundation's public filings with the SEC. You should not place undue reliance on forward-looking statements and First Foundation and TGR Financial undertake no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Investors and security holders are urged to carefully review First Foundation's public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K. The documents are filed with the SEC and may be obtained free of charge at www.sec.gov, at First Foundation's website at firstfoundationinc.com under the "Investor Relations" link, or writing First Foundation at 18101 Von Karman Ave., Suite 700, Irvine, CA 92612; Attention: Kevin Thompson.

ln connection with the proposed merger transaction, First Foundation will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of First Foundation and TGR Financial, and a prospectus of First Foundation, which are referred to as the joint proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. Before making any voting or investment decision, investors and security holders are urged to carefully read the entire registration statement and joint proxy statement/prospectus when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of First Foundation and TGR Financial seeking required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement prospectus, and any other documents First Foundation files with the SEC free of charge as described in the preceding paragraph.

First Foundation, TGR Financial, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from First Foundation and TGR

Financial shareholders in favor of the approval of the transaction. Information about the directors and executive officers of First Foundation and their ownership of First Foundation common stock is set forth in the proxy statement for First Foundation's 2021 annual meeting of stockholders, as previously filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.

Investor Inquiries

Kevin Thompson

Chief Financial Officer

(949) 202-4164

kthompson@ff-inc.com

Media Inquiries

Tyler J. Resh
Director of Marketing & Strategy
949-202-4131
tresh@ff-inc.com